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CELERITEK, INC.

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CELERITEK RETAINS FINANCIAL ADVISORS AND LEGAL COUNSEL TO ADVISE THE
BOARD ON OPTIONS TO ENHANCE SHAREHOLDER VALUE AND
PENDING SHAREHOLDER PROPOSALS

Celeritek Board To Implement New Initiatives To Strengthen Corporate Governance

For Further Information:
Peggy Smith	Barrett Godsey
Celeritek	Joele Frank, Wilkinson Brimmer Katcher
(408) 986-5060	(212) 355-4449

For Immediate Release

SANTA CLARA, Calif., March 25, 2003 - Celeritek, Inc. (Nasdaq: CLTK), a manufacturer of GaAs semiconductor components for the wireless communications market and GaAs-based subsystems for the defense market, today announced that it has retained Lehman Brothers, as its financial advisor, and Wilson Sonsini Goodrich & Rosati, as its outside legal counsel, to assist Celeritek in exploring means by which the company can enhance shareholder value and to advise the Celeritek Board regarding recent shareholder proposals.

Tamer Husseini, Chairman, President and Chief Executive Officer of Celeritek, stated, “Our team of advisors will enable our Board to receive the best available advice regarding the options available to Celeritek to serve the best interests of all its shareholders.”

Celeritek also announced that its Board of Directors will implement a number of initiatives to further strengthen the Company’s corporate governance practices. In particular, the Celeritek Board intends to:

•	Establish a newly created position of Lead Independent Director. William D. Rasdal will serve as the Lead Independent Director, with responsibility for conducting regular meetings of Celeritek’s independent directors. Mr. Rasdal also will have regular interaction with Celeritek’s senior management and will serve as the primary liaison between the senior management team and the Celeritek Board; and

•	Establish a Nominating and Corporate Governance Committee and immediately evaluate other governance practices. Comprised solely of independent directors, this Committee will be responsible for identifying and making periodic recommendations to the Board regarding individuals to be nominated as members of the Board and its Committees. The Nominating and Governance Committee and the Board will also immediately evaluate evolving best practices in corporate governance (including governance practices reflected in the Institutional Shareholder Services Corporate Governance Quotient) to determine whether other governance practices should be implemented to further the interests of Celeritek shareholders.

Mr. Rasdal, Celeritek’s Lead Independent Director, said, “The initiatives announced today are part of our ongoing efforts to enhance the sound corporate governance principles that Celeritek has adhered to since its founding. Maintaining high standards of corporate governance is a top priority for our management and Board of Directors.”

-more-

As announced on March 17, 2003, Celeritek expanded Board membership from five to six. Five members of the Celeritek Board are independent.

About Celeritek

Celeritek designs and manufactures GaAs semiconductor components and GaAs- based subsystems used in the transmission of voice, video and data traffic over wireless communications networks. Its GaAs semiconductor components and subsystems are designed to facilitate broadband voice and data transmission in mobile handsets and wireless communications infrastructures. Its GaAs semiconductor components primarily consist of transmit solutions, including power amplifiers for cellular and PCS handsets. These products are focused on the high growth CDMA and emerging WCDMA wireless market. Celeritek provides its GaAs-based subsystems to leading companies in the defense industry.

Forward-Looking Statements

This release contains forward-looking statements, including statements regarding Celeritek’s efforts to explore means by which the company can enhance shareholder value. These forward-looking statements represent Celeritek’s expectations or beliefs concerning future events. Celeritek undertakes no duty to update these forward-looking statements. Actual results could differ materially from those projected in the forward-looking statements as a result of known and unknown risk factors and uncertainties, including the possibility that Celeritek’s efforts may not successfully enhance shareholder value.

Additional Information

Certain shareholders of Celeritek have notified the company that they are calling a special meeting of shareholders to consider and vote on a proposal to remove the current members of the Celeritek board of directors and replace them with shareholder nominees. Celeritek may file a proxy statement with the Securities and Exchange Commission relating to the solicitation of proxies for the special meeting for the purpose of re-nominating and electing its current directors at the special meeting. Celeritek shareholders are urged to read the proxy statement, if and when it becomes available, because it will contain important information. Celeritek shareholders will be able to obtain a copy of the proxy statement, and any other relevant documents, for free at the Securities and Exchange Commission’s web site located at www.sec.gov. Celeritek shareholders also will be able to obtain a free copy of the proxy statement, and other relevant documents, by contacting Celeritek Investor Relations. If Celeritek solicits proxies for the special meeting, all of the Celeritek directors will be deemed to be participants in Celeritek’s solicitation of proxies, and certain of the executive officers of Celeritek may be deemed to be participants in Celeritek’s solicitation of proxies. A description of the direct and indirect interests, by security holdings or otherwise, of these participants in Celeritek’s solicitation of proxies will be set forth in the proxy statement filed by Celeritek with the Securities and Exchange Commission in connection with the special meeting.